Exhibit (a)(4)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

(Including the Associated Common Stock and Series A Junior

Participating Preferred Stock Purchase Rights)

of

GOLD KIST INC.

at

$20.00 NET PER SHARE IN CASH

by

PROTEIN ACQUISITION CORPORATION

a wholly owned subsidiary of

PILGRIM’S PRIDE CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, OCTOBER 27, 2006 UNLESS THE OFFER IS EXTENDED.

September 29, 2006

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

We have been appointed by Protein Acquisition Corporation, a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Pilgrim’s Pride Corporation, a Delaware corporation (“Parent”), to act as Dealer Manager in connection with Purchaser’s offer to purchase all the issued and outstanding shares of common stock, par value $0.01 per share (the “Common Stock”), of Gold Kist Inc., a Delaware corporation (the “Company”), and the associated common stock and Series A Junior Participating Preferred Stock purchase rights (the “Rights,” and together with the Common Stock, the “Shares”) issued pursuant to the Stockholder Protection Rights Agreement, dated as of July 9, 2004, between the Company and SunTrust Bank, as Rights Agent, for $20.00 per Share, net to the seller in cash (subject to applicable withholding taxes), without interest, upon the terms and subject to the conditions set forth in Purchaser’s Offer to Purchase, dated September 29, 2006 (the “Offer to Purchase”), and in the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the “Offer”) enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

The Offer is conditioned upon, among other things, (i) there having been validly tendered and not withdrawn prior to the expiration of the Offer at least the number of Shares that, when added to the Shares then owned by Parent or any of its subsidiaries, shall constitute a majority of the then outstanding Shares on a fully diluted basis (including, without limitation, all Shares issuable upon the exercise of any options, warrants or rights (other than the Rights)), (ii) Purchaser being satisfied, in its sole discretion, that the Board of Directors of the Company has redeemed the Rights or that the Rights have been invalidated or are otherwise inapplicable to the Offer and the Merger (as defined in the Offer to Purchase), (iii) Purchaser being satisfied, in its sole discretion, that nominees of Parent or other persons satisfactory to Parent and Purchaser constitute a majority of the member of the Board of Directors of the Company, (iv) Purchaser being satisfied, in its sole discretion, that the Offer and the Merger have been approved for purposes of Section 203 of the Delaware General Corporation Law (“DGCL §203”), or that the restrictions of DGCL §203 will be inapplicable to Parent and Purchaser, (v) pursuant to Parent’s or its designee’s separate offer to purchase the Company’s 10 1/4% Senior Notes due March 15, 2014 (the “Gold Kist Notes”), there shall have been validly tendered to the depositary for such separate offer and not withdrawn Gold Kist Notes (and related consents) representing at least a majority in aggregate principal amount of the outstanding Gold Kist Notes, (vi) all waiting periods under applicable antitrust laws, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated, (vii) Parent having available to it proceeds of the financings contemplated by its new credit facility, and its bridge loan commitment letter and/or such other financings that are sufficient to consummate the Offer and the proposed Merger and to refinance all debt of the Company (including the Gold Kist Notes) and Parent that is or could be required to be repurchased or becomes, or could be declared, due and payable as a result of the Offer or the proposed merger or the financing thereof and to pay all related fees and expenses and (viii) the Company not having entered into or effectuated any agreement or transaction with any person or entity having the effect or impairing Parent’s ability to acquire the Company or otherwise diminishing the expected economic value to Parent of the acquisition of the Company. The Offer is also subject to certain other conditions contained in the Offer to Purchase.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. Offer to Purchase dated September 29, 2006;

2. Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients;

3. Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents are not immediately available or cannot be delivered to Mellon Investor Services LLC (the “Depositary”) prior to the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed prior to the Expiration Date;

4. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

6. Return envelope addressed to the Depositary.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, OCTOBER 27, 2006, UNLESS THE OFFER IS EXTENDED.

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase)), (ii) a Letter of Transmittal (or a manually signed facsimile thereof) properly completed and duly executed with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) and (iii) any other required documents.

If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedure described in Section 3 of the Offer to Purchase.

Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager, the Depositary and the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. However, Purchaser will reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

Questions or requests for assistance may be directed to Credit Suisse Securities (USA) LLC, the Dealer Manager for the Offer, at its telephone number, or Innisfree M&A Incorporated, the Information Agent for the

Offer (the “Information Agent”), at its address and telephone numbers, in each case, as set forth on the back cover of the Offer to Purchase. Requests for additional copies of the enclosed material may be directed to the Information Agent, and copies will be furnished promptly at Purchaser’s expense. Stockholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

Very truly yours,

Credit Suisse Securities (USA) LLC

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF PARENT, PURCHASER, THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THE FOREGOING IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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